Press Release	Source: Tribeworks, Inc.

Thursday, June 22, 2006

Michael Murphy, a veteran Microsoft IT Executive, Joins Tribeworks, Inc. as COO.

NEWPORT BEACH, CA, June 22, 2006 -- Tribeworks, Inc. (OTC BB:TWKS.OB - News) today announced the appointment of Mr. Michael Murphy as Chief Operating Officer.

Effective today, Mr. Murphy joins the company after a successful 15 year career at the Microsoft Corporation where he was most recently the Senior Director leading the Business Group IT organization, responsible for critical aspects of Microsoft’s business, including source code management and product localization. His experience includes leading support teams throughout the US, Europe, Eastern Asia, and India. Mr. Murphy holds a B.A. in Information Systems from Washington State University.

“With our push into IT outsourcing, it is an honor to have someone of Mr. Murphy’s caliber join our team. With his solid leadership track-record, we look forward to successfully supporting even the largest IT Enterprises ” said Robert Altinger, founder of Atlas Technology Group, which Tribeworks, Inc. recently acquired.

Mr. Murphy stated: “ With the worldwide demand for quality IT support expanding rapidly, I am excited to join this world-class team in building our support and service structure. This is a wonderful opportunity.”

Atlas Technology Group, a subsidiary of Tribeworks Inc (TRBW.OB), provides outsourced software support services for custom applications, for clients with large IT functions worldwide. The company specializes in remotely supporting complex, custom-built applications, using best-of-breed process and monitoring systems, from state-of-the-art data centers in Seattle and Malta, in addition to support centers in Malta and New Zealand.

This release shall not constitute an offer to sell or the solicitation of an offer to buy securities to/from any person, nor shall there be any sale of these securities in any jurisdiction in which it is unlawful to make such an offer or solicitation. A number of statements in this press release are forward-looking statements, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve a number of products and technologies, competitive market conditions, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors described in the Company's filings with the SEC. The actual results that the Company may achieve may differ materially from any forward-looking statements due to such risks and uncertainties.

Contact: Peter Jacobson  (949)274-3633